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                    U.S. Securities and Exchange Commission
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                               Commission File Number: 000-22747

                  Virginia Commonwealth Financial Corporation
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            (Exact name of registrant as specified in its charter)

        102 South Main Street, Culpeper, Virginia 22701 (540) 825-4800
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $2.50 par value
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           (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [x]            Rule 12h-3(b)(1)(i)  [x]
               Rule 12g-4(a)(1)(ii) [_]            Rule 12h-3(b)(1)(ii) [_]
               Rule 12g-4(a)(2)(i)  [_]            Rule 12h-3(b)(2)(i)  [_]
               Rule 12g-4(a)(2)(ii) [_]            Rule 12h-3(b)(2)(ii) [_]
                                                   Rule 15d-6           [_]

Approximate number of holders of record as of the certification or notice date:

                                  2,350
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Virginia Commonwealth Financial Corporation caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:     January 23, 2002          BY:        /s/ Scott H. Richter
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                                               Scott H. Richter,
                                    counsel for Virginia Commonwealth Financial
                                    Corporation, which was merged into Virginia
                                    Financial Corporation, effective January 18,
                                    2002.